TANDEM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Consolidated Financial Statements, related notes and other financial information appearing elsewhere in this report. The reader should also refer to the Consolidated Financial Statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations, including critical accounting policies, for the year ended December 31, 2006, which appear in the proxy statement which was filed with the Securities and Exchange Commission by the Company on October 17, 2007.

Overview

Tandem is a publicly traded, non-reporting company. It was originally incorporated in Nevada as Las Vegas Major League Sports, Inc. (“LVMS”) on July 22, 1993, to engage in certain business activities associated with the Canadian Football League. In April 1994, it completed an initial public offering and began trading under the symbol LVTD. In 1996, LVMS filed for bankruptcy protection and ceased being a reporting company and ceased operations. In 1998, LVMS changed its name to Pacific Medical Group, Inc. (“Pacific Medical Group”) in connection with a share exchange transaction with a privately-held company whose business plan was to engage in the manufacture and sale of medical products. That business was unsuccessful and Pacific Medical Group ceased operations for some years. In February 2005, Pacific Medical Group changed its name to Tandem Energy Holdings, Inc. and changed its trading symbol to TDYH.PK. In June, 2005, Tandem Energy Corporation, a privately held Colorado corporation (“TEC”), which had acquired certain oil and gas assets of Shamrock Energy Corporation, a privately held Texas corporation (“Shamrock”), became a wholly owned subsidiary of Tandem. TEC and Shamrock, independent oil and gas E&P companies headquartered in Midland, Texas, have been engaged in the oil and gas industry since 1977 and 2004, respectively.

Tandem Acquisitions

The following is a description of Tandem’s common stock transactions and other significant events:

Date	Description of Transaction	Issuance (Cancellation) of Shares of Common Stock
February 2005(1)	Acquisition of control of Pacific Medical Group		16,322
March 1, 2005(2)	Proposed acquisitions of TEC and Shamrock by Tandem Energy Holdings, Inc. (Texas)		—
March 7, 2005(1)	Shares issued to sole officer and director (Mortensen)		20,000,000
March 8, 2005(3)	Shares issued to third parties		2,000,000
March 16, 2005(3)	Shares issued to third parties		250,000
March 17, 2005(4)	Cancellation of shares issued to Mortensen		(20,000,000)
March 17, 2005(4)	Issuance of shares to TEC/Shamrock control group and former director Mortensen		20,000,000
May 31, 2005(5)	Original TEC and Shamrock purchase agreements terminated		—
June 1, 2005(5)	Cancellation of shares issued to TEC/Shamrock control group and former director (Mortensen)		(20,000,000)
June 1, 2005(6)	Restated acquisition agreements of TEC and Shamrock		—
June 1, 2005(7)	Issuance of shares to Tandem management as compensation	9,143,000
June 8, 2005(8)	Acquisition and retirement of Tandem treasury stock	—
June 8, 2005(9)	Shares issued for acquisition of Shamrock assets	7,500,000
June 8, 2005(10)	Shares issued for acquisition of TEC stock	3,000,000
June 14, 2005(7)	Shares issued to related party	100,000
June-July 2005(7)	Shares issued to others for compensation	257,000
	Total shares issued		20,000,000
June 14, 2005(11)	Shares issued in connection with private placement offering		1,533,000
September, 2007(12)	Acquisition and retirement of common stock, at cost, 10,000 shares on September 7, 2007 and 12,000 shares on September 11, 2007		(22,000)
	Total shares outstanding		23,777,322

1. Acquisition of Control of Pacific

In mid-March 2005, a group of promoters, including Mr. Lyle Mortensen (“Mortensen”), claimed to have acquired control of Pacific Medical Group, which in February 2005 had changed its name to Tandem and declared a 1 for 500 reverse stock split resulting in 16,322 shares of common stock outstanding. Mr. Mortensen was named sole officer and director, and on March 7, 2005, he issued himself 20,000,000 shares of common stock.

2. Proposed Acquisitions of TEC and Shamrock

In February, 2005, Mr. Mortensen had incorporated a new privately held Texas corporation, Tandem Energy Holdings, Inc., (“Tandem, Texas”) to facilitate the acquisition of TEC and the Shamrock Assets. It was intended that Tandem, Texas would then be rolled up into Tandem.

On March 1, 2005, Tandem, Texas entered into agreements to purchase the common stock of TEC and certain oil and gas properties owned by Shamrock to be completed no later than May 31, 2005. See the discussion below under the captions “ 9 — Acquisition of Shamrock Assets by TEC” and “ 10 — Acquisition of TEC .”

3. Shares Issued to Third Parties

In conjunction with its formation, on March 8, 2005 and March 16, 2005, Tandem issued 2,000,000 and 250,000 shares, respectively, to third parties and recorded compensation expense of $2,680,000 and $335,000, respectively, ($1.34 per share) based on Tandem’s average closing trading price on the OTC Pink Sheet system two days before and two days after the transaction (the “average trading price”).

4. March 17, 2005 Cancellation and Issuance of Common Stock

On March 17, 2005, in anticipation of the fulfillment of the March 1, 2005 proposed TEC and Shamrock acquisitions, Mr. Mortensen cancelled the 20,000,000 shares issued to himself on March 7, 2005, and on March 17, 2005, Mr. Mortensen, as sole officer and director, issued 20 million restricted shares of common stock to a group comprised of Mr. Mortensen, principals of TEC and Shamrock (Tim Culp, Dyke Culp and Jack Chambers) and others.

On March 30, 2005, Mr. Mortensen appointed certain TEC and Shamrock owners and management members as officers and directors of Tandem and immediately resigned as officer and director.

5. Termination of Original TEC/Shamrock Acquisition Agreements and Cancellation of Stock

On May 31, 2005, the original TEC/Shamrock acquisition agreements terminated due to the inability to secure the necessary financing. As a result of the terminations, on June 1, 2005, Tandem’s new board of directors cancelled all 20 million shares of common stock issued on March 17, 2005 for lack of consideration, and that they were issued in connection with the fulfillment of the acquisition of Tandem, Texas by Tandem, which never occurred.

All of the cancelled 20 million shares were subsequently returned to Tandem, except for 2.878 million shares controlled by Mr. Mortensen. Management of Tandem believes that all of the shares controlled by Mr. Mortensen are null and void. See the additional discussion below under the caption “Compensation Shares” with respect to any resolution of Mr. Mortensen’s 2.878 million shares.

6. Revised TEC/Shamrock Purchase Agreements

On June 1, 2005, after the May 31, 2005 termination of the original TEC/Shamrock purchase agreements, management of Tandem revised and restated the TEC/Shamrock purchase agreements.

7. Compensation Shares

On June 1, 2005, in anticipation of the acquisition of TEC, as revised and restated, Tandem issued to Tandem’s management team and other related parties 9,143,000 compensation shares valued at $33,554,810 ($3.67 per share) and, on June 14, 2005, 100,000 compensation shares to others valued at $300,000 ($3.00 per share), based on the average trading price at date of issuance. All management shares were restricted and subject to a voting agreement.

As previously discussed, Mr. Mortensen is contesting Tandem’s cancellation of his 2.878 million shares of common stock. Although management believes that Mr. Mortensen’s claim is without merit, if Mr. Mortensen is partially or completely successful, certain members of Tandem’s management team have agreed to reduce their compensation shares for any shares held by Mr. Mortensen which are adjudicated to be validly issued and to reimburse Tandem for any related expense. Accordingly, any resolution regarding Mr. Mortensen’s shares will have no effect on Tandem’s total shares outstanding or its results of operations.

In addition, during June-July 2005, Tandem issued 257,000 compensation shares valued at $735,920 (ranging from $1.96-$3.67 per share), based on the average trading price at date of issuance.

The following is a summary of Tandem’s compensation share expense for the year ended December 31, 2005: (No compensation expense was recorded during 2006)

	Date Issued	Shares	Expense
Third parties (see 3 above)	March 8, 2005	2,250,000	$3,015,000
Management	June 1, 2005	9,143,000	33,554,810
Related party	June 14, 2005	100,000	300,000
Others	June-July 2005	257,000	735,920
Total		11,750,000	$37,605,730

8. Acquisition and Retirement of TEC Treasury Stock

Historically, TEC was owned equally by Joe C. Bullard and Tim G. Culp, who served as its president and vice president, respectively. Prior to 2002, the spouses of Culp and Bullard also owned shares. Under a stock redemption agreement executed in 2002, the spouses redeemed their shares for notes which required annual payments until the notes were satisfied.

On June 8, 2005, in conjunction with the revised and restated TEC/Shamrock purchase agreements and pursuant to a share redemption agreement, TEC repurchased and retired as treasury stock one-half of its outstanding common shares owned by Bullard for $13.0 million and cancelled a $15,000 note receivable, funded by proceeds of the revolving line of credit discussed in Note 6 to Tandem’s Consolidated Financial Statements. As a result, Tim Culp became the sole shareholder of TEC.

9. Acquisition of Shamrock Assets by TEC

Historically, Shamrock was owned equally by Tim Culp, his brother Dyke Culp, and Jack Chambers. At date of acquisition, TEC’s then sole stockholder owned or controlled a two-thirds interest in Shamrock, the other one-third interest was owned or controlled by an unrelated third party. Accordingly, the acquisition of the two-thirds Shamrock interest has been accounted for as a combination of entities under common control using carryover historical costs, and the acquisition of the remaining one-third Shamrock interest has been accounted for as a purchase in accordance with SFAS No. 141, Business Combinations.

The following is a summary of the combination of entities under common control of the two-thirds Shamrock interest:

Consideration paid to predecessor shareholder:
Cash paid	$5.3 million
Issuance of note payable	6.0 million
Repayment of certain debt	3.2 million
Issuance of 3.5 million shares valued at average trading price of $3.00 per share	10.5 million
Total consideration paid	25.0 million
Less historic cost basis of net assets acquired	2.8 million
Distribution to predecessor shareholder	$22.2 million

The following is a summary of the purchase of the one-third Shamrock interest:

Cash paid	$2.6 million
Issuance of note payable	3.0 million
Repayment of certain debt	1.6 million
Issuance of 4.0 million shares valued at average trading price of $3.00 per share	12.0 million
Total purchase price	$19.2 million

The following is a summary of the Shamrock acquisition transactions:

Cost basis of assets acquired:
Two-thirds interest	$2.8 million
One-third interest	19.2 million
Total assets acquired	22.0 million
Distribution to predecessor shareholder	22.2 million
Total consideration paid	$44.2 million

The results of operations of Shamrock’s oil and gas properties have been recorded in Tandem’s consolidated financial statements since the June 1, 2005 acquisition date.

10. Acquisition of TEC

On June 8, 2005, pursuant to a restated purchase agreement, Tandem acquired the remaining 500 shares of capital stock outstanding in TEC from Tim Culp in exchange for 3.0 million shares of Tandem common stock and a note payable of $12.0 million. The 3.0 million shares of Tandem common stock were valued at the historic cost basis of the 500 shares of TEC common stock and the $12.0 million note payable is reflected as a distribution to the TEC shareholder.

Since TEC was owned 100% by Tim Culp, and since Mr. Culp controlled at least 50% of Tandem, the acquisition of TEC by Tandem has been accounted for as a combination of entities under common control using Tandem’s and TEC’s carryover historical cost basis.

11. Private Placement Offering

On March 30, 2005, in contemplation of the original March 1, 2005 proposed TEC and Shamrock acquisitions, Tandem began a 2,000,000 private placement offering at $1.00 per share. On June 14, 2005, Tandem closed the private placement offering and issued 1,533,000 shares of common stock and received net proceeds of approximately $1.5 million. The net proceeds are being used for general operating purposes.

12. Stock Purchased and Retired

On September 7, 2007 and September 11, 2007, Tandem purchased 10,000 and 12,000 shares of Common Stock, respectively, from third parties in private transactions for $44,500. These shares have been retired and are no longer carried as outstanding at September 30, 2007.

13. “Combination of Entities under Common Control” Accounting and Financial Presentation

As a result of Tandem’s issuance of 10,500,000 shares for the acquisitions of Shamrock and TEC and the issuance of 9,143,000 shares issued to Tandem’s management team and related parties, Tandem’s sole stockholder and members of Tandem’s management team, in accordance with a voting agreement, own or control 19,643,000 (82.5%) of Tandem’s outstanding common stock and, thus, acquired control of TEC. Accordingly, Tandem’s acquisition of TEC has been accounted for as a combination of entities under common control for financial accounting and reporting purposes.

As Tandem was a dormant shell company prior to the TEC acquisition, no purchase value adjustment for Tandem is appropriate or necessary. Consequently, Tandem’s Consolidated Financial Statements presented elsewhere herein are the historical results of operations of TEC and of Tandem.

Business

Tandem, prior to the TEC acquisition was an independent oil and gas exploration and production company. Tandem’s primary business strategy has been to identify and develop oil and gas reserves through drilling and workover activities on its existing properties, and to sell the production from those reserves at a profit. Secondly, Tandem has been active in identifying and evaluating potential long lived and low risk property acquisitions where Tandem could use its experience and expertise to purchase properties larger companies may not have fully exploited. To be successful, we must, over time, be able to find oil and gas reserves and then sell its discovered production at a price that is sufficient to cover its finding costs, operating expenses, administrative costs and interest expense, and provide a reasonable return on its capital investment.

Our financial condition, results of operations, and capital resources are highly dependent upon the prevailing market prices of, and demand for, oil and natural gas. These commodity prices are subject to wide fluctuations and market uncertainties due to a variety of factors that are beyond our control. These factors include the level of global demand for petroleum products, foreign supply of oil and gas, the establishment of and compliance with production quotas by oil-exporting countries, weather conditions, the price and availability of alternative fuels, and overall economic conditions, both foreign and domestic. We cannot predict future oil and gas prices with any degree of certainty. Sustained weakness in oil and gas prices may adversely affect our financial condition and results of operations, and may also reduce the amount of net oil and gas reserves that we can produce economically. Any reduction in reserves, including reductions due to price fluctuations, can reduce the borrowing base under our revolving credit facility and adversely affect our liquidity and our ability to obtain capital for our development activities. Furthermore, sustained weakness in oil and gas prices and the resulting negative impact they would have on Tandem’s working capital would severely limit the amount of funds available to drill its proved undeveloped properties and thereby make it more difficult to offset the natural decline associated with its producing properties.

Tandem believes that the economic climate in the domestic oil and gas industry continues to be suitable for its business model. Oil and gas prices have remained strong and Tandem believes that supply and demand fundamentals continue to suggest that energy prices will remain high for the near term, providing Tandem with the economic incentives necessary for it to assume the risks it faces in its search for oil and gas reserves.

Generally, as oil and gas commodity prices increase, so do the costs of third party service providers in the industry. Shortages of, or increasing costs for oil field equipment and services could restrict our ability to drill and complete the wells and conduct the operations which we currently have planned. Any delay in the drilling of new wells or significant increase in drilling and operating costs could adversely affect our ability to increase our production and could reduce our revenues and cash flow from operations. A key component of Tandem’s competitive position, particularly given the commodity-based nature of its business, is its ability to manage expenses successfully. This requires continuous management focus on reducing costs and improving efficiency through cost control, productivity enhancements and regular reappraisal of our operations. Failure to manage our expenses effectively could have a material adverse effect on our results of operation and financial condition.

Results of Operations

Comparison of the Three Months Ended September 30, 2007 to the Three Months Ended September 30, 2006

Any reference to 2007 or 2006 or to the third quarter in this section is referring to the three months ending September 30, 2007 and 2006, unless otherwise noted.

Operating results

Tandem’s oil and gas sales revenues for the third quarter of 2007, consisting exclusively of oil and gas sales, increased 1% to $4.7 million from $4.6 million during the third quarter of 2006. The slight increase in revenues was due primarily to an overall 9% increase in the average product price, offset substantially by a 5% decrease in oil production and a 16% decrease in gas production.

Tandem’s production for the third quarter of 2007 (on an Mboe basis) decreased 9% to 79.2 Mboe as compared to 87.1 Mboe during the third quarter of 2006. The decrease in production is not confined to one specific area, but is a broad decline due to an inactive development program.

For the third quarter of 2007, Tandem’s average realized gas price of $6.48 per Mcf represented a 12% increase from the average price of $5.78 during the third quarter of 2006, and its realized oil price per barrel increased by 9% from $64.16 during the third quarter of 2006 to $69.99 during the same period in 2007. The overall decreases in average product prices are attributable to the volatility of the markets for oil and gas, over which Tandem has no control.

Oil and gas production costs in the form of lease operating expense on a Boe basis increased 20% from $18.25 per Boe during the third quarter of 2006 to $24.00 per boe during the same period in 2007. The increase in operating costs in the third quarter of 2007 was due primarily to a focus, in our Ira Field of Scurry county, Texas, to bring a number of inactive wells into compliance with regulatory statutes. This involved testing the integrity of the downhole casing in approximately 40 wells. In a number of cases, the wells were repaired and either placed back on production or remain idle awaiting further remedial work. In some cases, the wells were actually plugged and abandoned. Only the testing and repair costs are included in lease operating expense. The cost to plug and abandon these wells is not included in lease operating expense, but is included in the capitalized costs of oil and gas properties. This particular testing program was completed in October, 2007. Some elements of lease operating expenses are only partially controllable by management. Other factors outside management control, such as the availability of goods and services, could have an adverse effect on lease operating costs in the future.

General and administrative expense was approximately $758 thousand for the third quarter 2007, 49% higher than the approximately $510 thousand recorded in the same period in 2006. This increase reflects higher legal expense and higher salaries and wages paid to Tandem’s employees during the 2007 period.

Interest expense

Interest expense was basically flat from approximately $915 thousand during the third quarter 2006 to approximately $913 thousand during the third quarter 2007. As of September 30, 2007, Tandem’s total indebtedness was $41.75 million as a result of funding required for the acquisitions of TEC and the assets of Shamrock and the redemption of the shares of one of TEC’s two stockholders, all of which occurred in June 2005. Outstanding indebtedness under a revolving line of credit facility with a bank in the amount of $20.75 million and notes payable to the principals of TEC and Shamrock in the aggregate totaling $21.0 million comprise the $41.75 million in indebtedness. The $0.9 million interest incurred during 2007 consists of approximately $0.5 million associated with the revolving line of credit and $0.4 million associated with the notes to the former principles of TEC and Shamrock.

Change in fair value of derivatives

Tandem recorded a loss of approximately $312 thousand during the third quarter 2007 associated with the change in fair value of its derivatives since June 30, 2007. Since Tandem has not designated any derivative contracts as cash flow hedges, all cash settlements and changes resulting from mark-to-market valuations are recorded as changes in fair value of derivatives. Future gains or losses on changes in derivatives will be impacted by the volatility of commodity prices, as well as the terms of any new derivative contracts.

Comparison of the Nine Months Ended September 30, 2007 to the Nine Months Ended September 30, 2006

Any reference to 2007 or 2006 or to the “nine months” in this section is referring to the nine months ending September 30, 2007 and 2006, unless otherwise noted.

Operating results

Tandem’s oil and gas sales revenues for the first nine months of 2007, consisting exclusively of oil and gas sales, decreased 8% to $12.8 million from $13.9 million during the first nine months of 2006. The decrease in revenues was due primarily to a 7% drop in the average oil price, and a 4% drop in production on a Boe basis.

Tandem’s production for the first nine months of 2007 (on an Mboe basis) decreased 4% to 240.1 Mboe as compared to 250.8 Mboe during the first nine months of 2006. The 2% decrease in oil production and the 7% decrease is gas production was primarily related to the natural decline usually associated with mature production operations such as what Tandem has.

For the 2007 period, Tandem’s average realized gas price of $6.81 per Mcf represented a 6% increase from the average price of $6.40 during 2006, and its realized oil price per barrel decreased by 8% from $65.17 during 2006 to $60.25 during 2007. The changes in average product prices are attributable to the volatility of the markets for oil and gas, over which Tandem has no control.

Oil and gas production costs in the form of lease operating expense on a Boe basis increased 5% from $18.48 per Boe during 2006 to $19.45 per Boe during 2007. The increase in operating costs in the first nine months of 2007 was due primarily to a focus, in our Ira Field of Scurry county, Texas, to bring a number of inactive wells into compliance with regulatory statutes. This involved testing the integrity of the downhole casing in approximately 40 wells. In a number of cases, the wells were repaired and either placed back on production or remain idle awaiting further remedial work. In some cases, the wells were actually plugged and abandoned. Only the testing and repair costs are included in lease operating expense. The cost to plug and abandon these wells is not included in lease operating expense, but is included in the capitalized costs of oil and gas properties. This particular testing program was completed in October, 2007. Some elements of lease operating expenses are only partially controllable by management. Other factors outside management control, such as the availability of goods and services, could have an adverse effect on lease operating costs in the future.

General and administrative expense was $2.2 million for the 2007 period, 23% higher than this expense for 2006 of $1.8 million. The increase was due primarily to legal fees associated with Tandem’s defense in the Florida lawsuit. Additionally, Tandem’s salaries and wages for its employees increased approximately 10% during the first nine months of 2007.

Gain on sale of equipment

Tandem recognized a gain of $368,067 during the first nine months of 2006 related to the sale to a third party of one of Tandem’s drilling rigs. During the first nine months of 2007, Tandem sold approximate 4.9 acres of its real estate in the Tomball field to an unrelated third party and recognized a $127,021 gain.

Interest expense

Interest expense was $2.7 million during 2007 as compared to interest expense of $2.6 million during 2006. As of September 30, 2007, Tandem’s total indebtedness was $41.75 million as a result of funding the acquisitions of TEC and the assets of Shamrock and the redemption of the shares of one of TEC’s two stockholders, all of which occurred in June 2005. Outstanding indebtedness under a revolving line of credit facility with a bank in the amount of $20.75 million and notes payable to the principals of TEC and Shamrock in the aggregate totaling $21.0 million comprise the $41.75 million in indebtedness. The $2.7 million interest incurred during 2007 consists of approximately $1.4 million associated with the revolving line of credit and $1.3 million associated with the notes to the former principles of TEC and Shamrock.

Change in fair value of derivatives

Tandem recorded a $1.1 million loss during 2007 associated with the change in fair value of its derivatives since December 31, 2006. Since Tandem has not designated any derivative contracts as cash flow hedges, all cash settlements and changes resulting from mark-to-market valuations are recorded as changes in fair value of derivatives. Future gains or losses on changes in derivatives will be impacted by the volatility of commodity prices, as well as the terms of any new derivative contracts.

Liquidity and Capital Resources

Overview

Tandem’s primary sources of capital are cash flow from operations and funding under its revolving line of credit facility. Tandem borrows funds under the revolving line of credit facility as needed to supplement its operating cash flow as a financing source for its capital expenditure program.

Cash Flow

Substantially all of Tandem’s cash flow is derived from the production of its oil and gas reserves. Tandem uses this cash flow to fund its on-going developmental activities in search of new oil and gas reserves and for operating expenses relating to the production of existing reserves. Variations in cash flow may impact Tandem’s level of developmental expenditures.

Cash flow from operations was $2.2 million for the nine months ended September 30, 2007, compared to $4.3 million for the nine months ended September 30, 2006. The decrease was due primarily to a 7% decline in the average product prices on a Boe basis during the comparative periods, along with a 4% drop in production on a Boe basis, as more fully discussed in the “Results of Operations” section above. Another contributing factor was the increase in general and administrative expenses.

Financing Activities

A major bank provided Tandem, through its sole operating subsidiary, TEC, with a revolving line of credit facility, initially in the principal amount of $23.0 million, on which it relies heavily for both its short-term liquidity (working capital) and its long-term financing needs. The funds available to Tandem under this revolving line of credit facility are limited to the amount of the borrowing base established by the bank from time to time and are secured by Tandem’s oil and gas properties. On February 28, 2007, under the terms of the fifth amendment to the credit agreement, the new borrowing base was set at $21.1 million with mandatory principle reduction requirements of $250,000 per month beginning October 1, 2007. The credit facility matures on June 8, 2008. Accordingly, Tandem has classified the entire outstanding balance of $20.75 million as a current liability on its balance sheet dated September 30, 2007.

The revolving line of credit bears interest at either the bank’s base rate or LIBOR, plus a margin which varies with the ratio of Tandem’s outstanding borrowings to a defined borrowing base. Tandem can choose periodically to change the interest rate base which applies to outstanding borrowings. As of September 30, 2007, $20.25 million due under the revolving line of credit bears interest payable at LIBOR plus 2.25% (8.05%), and $500,000 due under a floating rate loan bears interest at prime (7.75%).

There are financial and non-financial covenants in Tandem’s credit agreement with its bank, including working capital and debt service coverage ratio covenants, as well as covenants limiting Tandem’s ability to incur additional debt other than trade debt. While Tandem currently is in compliance with such covenants, there can be no assurance that it will remain in compliance or will be able to obtain any modifications or waivers that might be required in the future. An event of default under the revolving line of credit facility would allow the bank to accelerate the indebtedness and seek to foreclose on the pledged assets.

Pursuant to the terms of the revolving line of credit facility, Tandem and the bank review Tandem’s available reserves at least twice per year, or more often if either party so requests, and on this basis redetermines the borrowing base under the facility. If at any time the borrowing base is less than the amount of outstanding indebtedness, Tandem is required to pledge additional collateral or prepay the excess. In the event Tandem must pledge additional collateral or prepay such excess, it may reduce the funds available to Tandem to fund its capital expenditure program, which could have a material adverse effect on its future production. Further, no assurance can be given that Tandem will have sufficient assets to pledge, or have the funds to prepay such excess at all. Failure to pledge assets or prepay amount as necessary could result in an event of default under the credit agreement, which in turn would allow the bank to accelerate the indebtedness and seek to foreclose on the pledged assets.

At September 30, 2007, Tandem’s outstanding bank indebtedness was $20.75 million. Based on its current cash resources, other current assets, and expected cash flow, Tandem believes there is sufficient liquidity to fund operations and the capital expenditures (as identified below) for the next 12 months.

Tandem currently has notes outstanding of $12.0 million to the sole stockholder of TEC, and $9.0 million, in the aggregate, to the three former principles of Shamrock which were issued as part of the consideration in the acquisition of TEC and the assets of Shamrock. These notes, though secured by the oil and gas assets of Tandem, are subordinated, in all respects, to the bank’s first priority security interest. All the notes bear interest at the current prime rate as established by a major bank. The interest is due monthly and the notes mature on May 31, 2009.

Proved Reserves

Tandem’s proved oil and gas reserves decreased 5% to 9,004 Mboe’s at December 31, 2006 from 9,464 Mboe’s at December 31, 2005. The pre-tax present value of estimated future net revenues from these reserves, discounted at 10% and computed in accordance with SEC guidelines, totaled $142.8 million at December 31, 2006, as compared to $201.6 million at December 31, 2005. The estimates were based on weighted average oil prices of $57.65 per Bbl in 2006, as compared to $57.38 in 2005, and gas prices of $5.35 per Mcf in 2006, as compared to $9.94 per Mcf in 2005 and as noted below under Capital Expenditures that assumes Tandem will expend approximately $12.8 million in development costs in 2007. These average prices do not reflect the effect of Tandem’s hedging activities.

The following table summarizes changes in Tandem’s proved reserves during 2006 on an Mboe basis.

Mboe
Total proved reserves, December 31, 2005	9,464.0
Purchases of reserves in place
Extensions and discoveries	167.0
Revisions of previous estimates	(289.2)
Sales of reserves in place	0
Production	(337.4)
Total proved reserves, December 31, 2006	9,004.4
Proved developed reserves
Beginning of period	3,308.4
End of period	3,118.6

During 2006, Tandem replaced 49% of the 337.4 Mboe that it produced in 2006, computed by dividing the extensions and discoveries for 2006 by production. Tandem uses this reserve replacement ratio as a benchmark for determining the sources through which it has expanded or contracted its base of proved reserves. Following is a discussion of the important factors related to each source of reserves for the year ended December 31, 2006.

Purchases of Reserves in Place. Tandem had no purchases or sale of reserves during 2006. Although Tandem continually seeks potential acquisitions, it is impossible to predict the likelihood of adding any reserves in 2007 through purchases of reserves in place.

Extensions and Discoveries. Tandem’s extensions and discoveries during 2006 consisted of approximately 30.0 Mboe of proved undeveloped reserves attributable to the identification of new drilling locations in the Ball field, 85.0 Mboe of proved developed non-producing reserves added during the year associated with “behind pipe” opportunities identified within the Choate and Ball fields, and approximately 52.0 Mboe of proved developed producing reserves associated with a shallow gas discovery within the Tomball field. Based upon the reserve report, Tandem believes that the proved undeveloped and proved developed non-producing reserves added through these sources will require the expenditure of approximately $300,000 over the next two years before they can be converted to proved developed producing reserves and therefore to cash flow. Due to the nature of the oil and gas drilling business, it is impossible to predict the extent to which Tandem might add any reserves in 2007 through extensions and discoveries.

Revisions of Previous Estimates. Of the 289.2 Mboe downward revision of proved reserves during 2006, substantially all the increase was due to the effects of lower gas prices on the estimated quantities of proved reserves at the end of 2006 compared to 2005. This source is subject to volatility due to well performance and product prices and can generate both upward revisions and downward revisions.

Reserve estimates are inherently imprecise. Proved undeveloped reserves are generally the least accurate due to limitations on available information. This increases the risk that the reserve additions in 2005 that are classified as proved undeveloped reserves could be subject to downward revisions in the future as economic conditions change and as more information is obtained through drilling.

The estimated present value of future cash flows relating to proved reserves is extremely sensitive to prices used at any measurement period. The average prices used for each commodity for the years ended December 31, 2006 and 2005 were as follows:

	Average Prices
As of December 31,	Oil	Gas
2006	$57.65	5.35
2005	$57.38	9.94

Effect on the Standardized Measure of Discounted Net Cash Flows due to the Delay of Starting Tandem’s Capital Expenditure Program. As disclosed in Tandem’s financial statements for December 31, 2006, Tandem’s standardized measure of discounted future net cash flows was approximately $122.6 million dollars based on the reserves as calculated on that date. Due to the delay in closing the transaction with Platinum, Tandem has yet to begin its drilling program for 2007. Accordingly, we have calculated the effect on the standardized measure of delaying the capital expenditure program for one year. The result is that the standardized measure would be decreased by approximately $5.5 million, or 4.5% of the estimate at year end 2006.

Supplemental Information

The following information is intended to supplement the consolidated financial statements included in this report with data that is not readily available from those statements.

	Nine Months Ended September 30,		Three Months Ended September 30,
	2007	2006	2007	2006
Oil and Gas Production Data:
Oil (MBbls)	154.5	158.4	51.3	53.7
Gas (MMcf)	513.9	554.5	167.4	200.4
BOE (MBbls)	240.1	250.8	79.2	87.1

Average Sales Prices(1):
Oil ($/Bbl):	$60.25	$65.17	$69.99	$64.16
Gas($/Mcf):	$6.81	$6.40	$6.48	$5.78

Average Lifting Cost per BOE of Production:	$19.45	$18.48	$24.00	$18.25

Capital Expenditures

The reserve report prepared by Williamson Petroleum Consultants, Inc., Tandem’s independent petroleum consultants, dated as of December 31, 2006, assumes that Tandem will expend approximately $12.8 million in expenditures in 2007 to drill a number of existing proved undeveloped locations, with the intent of converting them into proved developed producing locations, thereby, generating new cash flows. Tandem has determined that because of capital restraints due to the current borrowing base provided by its current lender, that the planned expenditures presented in its December 31, 2006 reserve report for 2007 were deferred until the consummation of the TEC acquisition. Approximately $1.1 million of capital expenditures were incurred during the first nine months of 2007 primarily to install additional infrastructure in its existing fields. No new wells were drilled during this period. Tandem cannot be certain that any significant portion of the $12.8 million forecast will be spent in 2007. A significant portion or all of this may be deferred until 2008.

Off Balance Sheet Arrangements

Tandem has no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

We have contractual obligations and commitments that may affect our financial position. The following table sets forth Tandem’s significant contractual obligations as of December 31, 2006:

	2007	2008-2010	2011-2013	Thereafter	Total
	(in thousands)
Revolving Credit Facility (secured)	$1,750.0	$19,250.0	$—	$—	$21,000.0
Term Notes	$—	$21,000.0	$—	$—	$21,000.0
Operating leases	$186.7	$211.3	$—	$—	$398.0
Asset Retirement Obligations	$177.4	$181.1	$57.3	$1,439.9	$1,855.7
Derivative Obligations	$633.0	$441.0	$—	$—	$1,074.0

Deferred taxes are not included in the table above. The utilization of net operating loss carryforwards combined with Tandem’s plans for development and acquisitions may offset any major cash outflows. However, the ultimate timing of the settlements cannot be precisely determined.

In addition to the mandatory principal reduction requirements under the revolving line of credit facility and payment obligations under the term notes identified above, we are subject to interest payments on such indebtedness.

Critical Accounting Policies

Summary

Summarized below are the critical accounting policies which Tandem follows in preparing its financial statements and disclosures. Many of these policies require Tandem to make difficult, subjective and complex judgments in the course of making estimates of matters that are inherently imprecise. Tandem will attempt to explain the nature of these estimates, assumptions and judgments, and the likelihood that materially different amounts would be reported in its financial statements under different conditions or using different assumptions.

Full Cost and Impairment of Assets

Tandem accounts for its oil and natural gas exploration and development activities using the full cost method of accounting. Under this method, all costs incurred in the acquisition, exploration and development of oil and natural gas properties are capitalized. Costs of non-producing properties, wells in the process of being drilled and significant development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined. At the end of each quarter, the net capitalized costs of Tandem’s oil and natural gas properties, as adjusted for asset retirement obligations, is limited to the lower of unamortized cost or a ceiling, based on the present value of estimated future net revenues, net of income tax effects, discounted at 10%, plus the lower of cost or fair market value of Tandem’s unproved properties. Revenues are measured at unescalated oil and natural gas prices at the end of each quarter, with effect given to cash flow hedge positions. If the net capitalized costs of oil and natural gas properties exceed the ceiling, we are subject to a ceiling test write-down to the extent of the excess. A ceiling test write-down is a non-cash charge to earnings. It reduces earnings and impacts stockholders’ equity in the period of occurrence and results in lower DD&A expense in future periods.

There is a risk that Tandem will be required to write down the carrying value of its oil and natural gas properties when oil and natural gas prices decline. If commodity prices deteriorate, it is possible that Tandem could incur an impairment in future periods.

Depletion

Provision for depletion of oil and natural gas properties under the full cost method is calculated using the unit of production method based upon estimates of proved developed oil and natural gas reserves with oil and natural gas production being converted to a common unit of measure based upon their relative energy content. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. The cost of any impaired property is transferred to the balance of oil and natural gas properties being depleted.

Significant Estimates and Assumptions

Oil and Gas Reserves

Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of a reserve estimate depends on the quality of available geological and engineering data, the precision of the interpretation of that data, and judgment based on experience and training. Tandem has historically engaged an independent petroleum engineering firm to evaluate its oil and gas reserves. As a part of this process, Tandem’s internal reservoir engineer and the independent engineers exchange information and attempt to reconcile any material differences in estimates and assumptions.

The techniques used in estimating reserves usually depend on the nature and extent of available data, and the accuracy of the estimates vary accordingly. As a general rule, the degree of accuracy of reserve estimates varies with the reserve classification and the related accumulation of available data, as shown in the following table.

Type of Reserves	Nature of Available Data	Degree of Accuracy
Proved undeveloped	Data from offsetting wells, seismic data	Least accurate
Proved developed nonproducing	Logs, core samples, well tests, pressure data	More accurate
Proved developed producing	Production history, pressure data over time	Most accurate

Assumptions as to future commodity prices and operating and capital costs also play a significant role in estimating oil and gas reserves and the estimated present value of the cash flows to be received from the future production of those reserves. Volumes of recoverable reserves are affected by the assumed prices and costs due to what is known as the economic limit (that point in the future when the projected costs and expenses of producing recoverable reserves exceed the projected revenues from the reserves). But more significantly, the estimated present value of future cash flows from the reserves is extremely sensitive to prices and costs, and may vary materially based on different assumptions. SEC financial accounting and reporting standards require that pricing parameters be tied to the price received for oil and natural gas on the effective date of the reserve report. This requirement can result in significant changes from period to period given the volatile nature of oil and gas product prices, as illustrated in the following table.

The following table itemizes the various components of the changes in reserve quantities from year to year (oil in MBLs and gas in MMcf).

	2006			2005			2004
	Oil	Gas	Boe	Oil	Gas	Boe	Oil	Gas	Boe
Proved reserves:
Beginning of period	5,814	21,897	9,464	989	16,604	3,756	793	16,031	3,465
Revisions (1)	(117)	(1,034)	(289)	460	(32)	455	300	1,251	508
Extensions and discoveries	57	660	167	56	3,482	636	—	—	—
Sales of minerals-in-place	—	—	—	—	—	—	—	—	—
Purchases of minerals-in-place	—	—	—	4,466	2,567	4,894	—	—	—
Production	(215)	(736)	(338)	(157)	(724)	(277)	(104)	(678)	(217)
End of period	5,539	20,787	9,004	5,814	21,897	9,464	989	16,604	3,756

(1)	The following table itemizes the various components related to the 2006 downward revision of oil and gas reserves identified in the previous table. (oil in Mbls and gas in MMcf)

	Oil	Gas	Boe
Revisions due to change in:
Pricing	2	(1,452)	(240)
Performance and timing	(119)	418	(49)
Lease operating and capital costs	—	—	—
Total 2006 revisions	(117)	(1,034)	(289)

For purposes of estimations and assumptions of oil and gas reserves the definition of proved reserves is as follows:

Proved oil and gas reserves : Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

(1) Reservoirs are considered proved if economic producibility is supported by either actual production or by a conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

(2) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

(3) Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as indicated additional reserves; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

Valuation of proved undeveloped properties

Placing a fair market value on proved undeveloped properties, commonly referred to as “PUDs” is very subjective since there is no quoted market for them. The negotiated price of any PUD between a willing seller and willing buyer depends on the specific facts regarding the PUD, including:

•	the location of the PUD in relation to known fields and reservoirs, available markets and transportation systems for oil and gas production in the vicinity, and other critical services;

•	the nature and extent of geological and geophysical data on the PUD;

•
the terms of the leases holding the acreage in the area, such as ownership interests, expiration terms, delay rental obligations, depth limitations, drilling and marketing restrictions, and similar terms;

•
the PUDs risk-adjusted potential for return on investment, giving effect to such factors as potential reserves to be discovered, drilling and completion costs, prevailing commodity prices, and other economic factors; and

•	the results of drilling activity in close proximity to the PUD that could either enhance or condemn the prospect’s chances of success.

Valuation allowance for NOL Carryforwards

In computing Tandem’s provision for income taxes, it must assess the need for a valuation allowance on deferred tax assets, which consist primarily of net operating loss (“NOL”) carryforwards. For federal income tax purposes, these NOL carryforwards, if unused, expire 15 to 20 years from the year of origination. Generally, Tandem assesses its ability to fully utilize these carryforwards by comparing expected future book income to expected future taxable income based on the assumption that Tandem will produce its existing reserves, as scheduled for production in Tandem’s reserve report, under current economic conditions. If future book income does not exceed future taxable income by amounts sufficient to utilize NOLs before they expire, Tandem must impair the resulting deferred tax asset. These computations are inherently imprecise due to the extensive use of estimates and assumptions. As a result, Tandem may make additional impairments to allow for such uncertainties.

Effects of Estimates and Assumptions on Financial Statements

Generally accepted accounting principles do not require, or even permit, the restatement of previously issued financial statements due to changes in estimates unless such estimates were unreasonable or did not comply with applicable SEC accounting rules. Tandem is required to use its best judgment in making estimates and assumptions, taking into consideration the best and most current data available to it at the time of the estimate. At each accounting period, Tandem makes new estimates using new data, and continues the cycle. Readers should be aware that estimates prepared at various times may be substantially different due to new or additional information. While an estimate made at one point in time may differ from an estimate made at a later date, both may be proper due to the differences in available information or assumptions. In this section, Tandem will discuss the effects of different estimates on its financial statements.

Provision for DD&A

Tandem computes its provision for DD&A on a unit-of-production method. Each quarter, Tandem uses the following formulas to compute the provision for DD&A.

•	DD&A Rate = Current period production, divided by beginning proved reserves

•	Provision for DD&A = DD&A Rate, times the un-depleted full cost pool of oil and gas properties

Reserve estimates have a significant impact on the DD&A rate. If reserve estimates for our properties are revised downward in future periods, the DD&A rate will increase as a result of the revision. Alternatively, if reserve estimates are revised upward, the DD&A rate will decrease.

Hedging Activities

From time to time, Tandem may utilize derivative instruments, consisting of swaps, floors and collars, to attempt to reduce its exposure to changes in commodity prices and interest rates. Tandem accounts for its derivatives in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 requires that all derivative instruments be recognized as assets or liabilities in the balance sheet, measured at fair value. The accounting for changes in the fair value of a derivative depends on both the intended purpose and the formal designation of the derivative. Designation is established at the inception of a derivative, but subsequent changes to the designation are permitted. Tandem has elected not to designate any of its derivative financial contracts as accounting hedges and, accordingly, has accounted for these derivative financial contracts using mark-to-market accounting. Changes in fair value of derivative instruments which are not designated as cash flow hedges are recorded in other income (expense) as changes in fair value of derivatives. Hedging is a strategy that can help a company to mitigate the volatility of oil and gas prices by limiting its losses if oil and gas prices decline; however, this strategy may also limit the potential gains that a company could realize if oil and gas prices increase. To the extent that Tandem engages in hedging activities, it may be prevented from realizing the benefits of price increases above the levels of the hedges. Additionally, hedging strategies are normally more effective with companies with a certain volume of production, and the current production levels of Tandem may not be sufficient to be able to employ a meaningful hedging strategy. Certain “costless collars” executed in June 2005 were employed to protect Tandem and its creditors from exposure to lower oil and gas prices. However, in conjunction with that protection, Tandem periodically incurred settlement losses associated with the ceiling component of such hedges when gas prices spiked in late 2005 and oil prices spiked in mid 2006. For the year ended December 31, 2006, Tandem reported a $3.3 million net gain on derivatives, consisting of a $3.5 million gain related to changes in mark-to-market valuations and a $0.2 million cash charge for settled contracts. For the year ended December 31, 2005, the net loss on derivatives was $5.2 million, consisting of a $4.7 million non-cash charge related to changes in mark-to-market valuations and a $0.5 million cash charge for settled contracts.

Asset Retirement Obligation

Tandem follows the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires Tandem to recognize a liability for the present value of all legal obligations associated with the retirement of tangible, long-lived assets and capitalize an equal amount as a cost of the asset. The cost of the abandonment obligations, less estimated salvage values, is included in the computation of depreciation, depletion and amortization.

Recent Accounting Pronouncements

SFAS 155 - In February 2006, the FASB issued Statement No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). SFAS 155 permits an entity to measure at fair value any financial instrument that contains an embedded derivative that otherwise would require bifurcation. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We will adopt SFAS 155 as of January 1, 2007. Adoption should have no effect on our financial position or results of operations.

SFAS 156 - In March 2006, the FASB issued Statement No. 156, “Accounting for Servicing of Financial Assets,” (“SFAS 156”) which amends SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 156 requires the initial recognition at fair value of a servicing asset or servicing liability when an obligation to service a financial asset is undertaken by entering into a servicing contract. The adoption of SFAS 156 effective January 1, 2007 should not affect our financial position or results of operations.

SFAS 157 - In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”), which establishes a single authoritative definition of fair value based upon the assumptions market participants would use when pricing an asset or liability and creates a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, additional disclosures are required, including disclosures of fair value measurements by level within the fair value hierarchy. SFAS 157 is effective for fair value measures already required or permitted by other standards for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We will adopt SFAS 157 as of January 1, 2008. Adoption should have no effect on our financial position or results of operations.

SFAS 159 - In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. We are currently evaluating the provisions of SFAS 159 and assessing the impact it may have on our financial position and results of operations.

FASB Staff Position AUG AIR-1 - FASB Staff Position No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities” (“FSP AUG AIR-1”), prohibits companies from accruing as a liability in annual and interim periods the future costs of periodic major overhauls and maintenance of plant and equipment (the “accrue-in-advance method”). Other previously acceptable methods of accounting for planned major overhauls and maintenance (the direct expense, built-in overhaul and deferral methods) will continue to be permitted. The new requirements apply to entities in all industries for fiscal years beginning after December 15, 2006, and must be retrospectively applied. We will adopt FSP AUG AIR-1 as of January 1, 2007. Adoption should have no effect on our financial position or results of operations.

FIN 48 - In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109”, (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We adopted FIN 48 effective January 1, 2007. However, the FASB is in the process of issuing Proposed FSP FIN 48-a, “Implementation Guidance on Interpretation 48”. The guidance will provide conditions for determining when a tax position is considered to be effectively settled through examination. Although the final amount of our adoption adjustment will depend on the guidance issued, we do not expect the final impact of adoption to have a material effect on our financial position.

Quantitative and Qualitative Disclosures About Market Risk

The following quantitative and qualitative information is provided about market risks and derivative instruments to which Tandem was a party at December 31, 2006, and from which Tandem may incur future earnings, gains or losses from changes in market interest rates and oil and natural gas prices. To the extent that Tandem engages in hedging activities, it may be prevented from realizing the benefits of price increases above the levels of the hedges. Additionally, hedging strategies are normally more effective with companies with a certain volume of production, and the current production levels of Tandem may not be sufficient to be able to employ a meaningful hedging strategy.

Price Risks

Tandem engages in price risk management activities from time to time. These activities are intended to manage Tandem’s exposure to fluctuations in commodity prices for natural gas and crude oil. Tandem utilizes derivative financial instruments, primarily price collars, puts and calls, as the means to manage this price risk. In addition to these financial transactions, Tandem is a party to various physical commodity contracts for the sale of hydrocarbons that cover varying periods of time and have varying pricing provisions. Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS Nos. 137, 138 and 149, these various physical commodity contracts qualify for the normal purchases and normal sales exception and therefore, are not subject to hedge accounting or mark-to-market accounting. The financial impact of these various physical commodity contracts is included in revenues at the time of settlement, which in turn affects average realized hydrocarbon prices.

For the year ended December 31, 2006, Tandem recognized a net gain on its hedging activities of $3.3 million. Presented below is a summary of Tandem’s crude oil and natural gas derivative financial contracts at December 31, 2006, with crude oil prices expressed in dollars per barrels of crude oil and notional crude oil volumes in barrels of crude oil per year; and natural gas prices expressed in dollars per million British thermal units ($/MMBtu) and notional natural gas volumes in million British thermal units per year (MMBtu). As indicated, Tandem does not have any financial derivative contracts that extend beyond December 2009.

On August 30, 2006, Tandem entered into a swap contract with a counterparty for 120,000 bbls of oil for the calendar year 2009. When using swaps to hedge oil and natural gas production, Tandem receives a fixed price for the respective commodity and pays a floating market price as defined in each contract (generally NYMEX futures prices), resulting in a net amount due to or from the counterparty.

The total fair value of the crude oil and natural gas financial derivative contracts at September 30, 2007, was a liability of approximately $2.1 million as follows:

Period Ended September, 30	Instrument Type	Total Volumes (MMBTU/BBL)	Weighted Average (Floor/Ceiling)	Fair Value Asset/(Liability) (Stated in Thousands)
2008	Gas Collar	504,000	$5.00/$11.02	$(59)
	Gas Call Option Sold	504,000	9.10	(252)
	Gas Call Option Purchased	504,000	12.00	88
	Gas Put Option Sold	504,000	5.00	(29)
	Gas Put Option Purchased	504,000	6.00	100
	Oil Collar	136,336	40.00/72.10	(1,088)
	Oil Call Option Sold	150,000	67.00	(1,140)
	Oil Call Option Purchased	150,000	72.10	589
2009	Oil Swaps	90,000	71.00	(236)
2010	Oil Swaps	30,000	71.00	(52)
	Total fair value liability			$(2,079)

The fair value of Tandem’s financial derivative contracts at September 30, 2007 are shown in the accompanying financial statements as follows (in thousands):

Fair value of commodity derivative:
Current portion	$(1,791)
Long-term portion	(288)
Total fair value liability	$(2,079)

The total fair value of the crude oil and natural gas financial derivative contracts at December 31, 2006, is a liability of approximately $1.1 million as follows:

Period	Instrument Type	Total Volumes (MMBTU/BBL)	Weighted Average Floor/Ceiling	Fair Value Asset/ (Liability) (Stated in Thousands)
2007	Gas Collar	504,000	$5.00/$11.02	$(44)
	Gas Call Option Sold	504,000	9.10	(279)
	Gas Call Option Purchased	504,000	12.00	125
	Gas Put Option Sold	504,000	5.00	(81)
	Gas Put Option Purchased	504,000	6.00	220
	Oil Collar	142,834	40.00/72.10	(337)
	Oil Call Option Sold	150,000	67.00	(629)
	Oil Call Option Purchased	150,000	72.10	392
2008	Gas Collar	378,000	5.00/11.02	(113)
	Gas Call Option Sold	378,000	9.10	(361)
	Gas Call Option Purchased	378,000	12.00	186
	Gas Put Option Sold	378,000	5.00	(74)
	Gas Put Option Purchased	378,000	6.00	170
	Oil Collar	102,085	40.00/72.10	(433)
	Oil Call Option Sold	112,500	67.00	(769)
	Oil Call Option Purchased	112,500	72.10	544
2009	Oil Swaps	120,000	71.00	409
	Total fair value liability			$(1,074)

At December 31, 2006 the fair value of Tandem’s financial derivative contracts are shown in the accompanying financial statements as follows (in thousands):

Fair value of commodity derivative
Current portion	$(633)
Long-term portion	(441)
Total fair value liability	$(1,074)

The natural gas and crude oil prices shown in the above table are based on the corresponding NYMEX index and have been valued using actively quoted prices and quotes obtained from the counterparties to the derivative agreements. The above prices represent a weighted average of several contracts entered into and are on a per MMBtu or per barrel basis for gas and oil derivatives, respectively. Total volumes shown for the crude oil collar reflect net volumetric positions with a single counterparty under which contracts provide for netting of all settlement amounts.

Tandem incurred cash settlement losses during 2005 of $492,000 and 2006 of $239,000. These losses were associated with the hedges required by Tandem’s bank in order to secure its $23 million credit facility in June 2005. Tandem employed “costless collars” to protect the cash flow required by the banks to service the debt of Tandem. In conjunction with that protection, Tandem periodically incurred actual settlement losses associated with the ceiling component of such hedges when gas prices spiked in late 2005 and oil prices spiked in mid 2006. See Note 9 of Tandem’s audited financials for further information.

The following table summarizes the estimated fair value of financial instruments and related transactions at December 31, 2006 as follows (in millions):

	Carrying Amount	Estimated Fair Value(1)
Long-term debt	$40.25	40.25
Current portion of long-term debt	1.75	1.75
NYMEX-related commodity derivative
Market positions(1)	$1.1	1.1

(1)
Estimated fair values have been determined by using available market data and valuation methodologies. Judgment is required in interpreting market data and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts.